Exhibit 99.1

MEDCATH CONTACTS:
John T. Casey	James E. Harris
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600

MEDCATH CORPORATION ANNOUNCES CLOSING
OF PRIVATE PLACEMENT AND NEW CREDIT FACILITY

     CHARLOTTE, NC (July 9, 2004) – MedCath Corp. (NASDAQ: MDTH) announced today that its wholly-owned subsidiary, MedCath Holdings Corp., completed its private placement of $150 million of 9 7/8% Senior Notes due 2012 (the “Notes”) and has entered into a new $200 million senior secured credit facility. The Notes were offered by means of a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”), and to eligible purchasers in offshore transactions pursuant to Regulation S under the Act. MedCath used the net proceeds from the offering, together with borrowings under the new senior secured credit facility and cash on hand, to repay outstanding indebtedness.

     The Notes have not been registered under the Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Act and applicable state securities laws or applicable exemptions from these registration requirements. This announcement is not an offer to sell or the solicitation of an offer to buy the Notes or any security of MedCath Corporation.

     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. It owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and/or operates 13 hospitals with a total of 759 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, Texas and Wisconsin. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories. MedCath also provides consulting and management services tailored to cardiologists and cardiovascular surgeons.

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